For Immediate Release	Contact:
November 4, 2010	Kathleen Till Stange, Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Third Quarter 2010 Results

West Des Moines, Iowa, November 4, 2010 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended September 30,
	2010	2009
Net income attributable to FBL	$28,677	$15,915
Operating income	30,187	23,008
Earnings per common share (assuming dilution):
Net income	0.93	0.53
Operating income	0.98	0.76

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the third quarter of 2010 of $28.7 million, or $0.93 per diluted common share, compared to net income attributable to FBL of $15.9 million, or $0.53 per diluted common share, for the third quarter of 2009.

Operating Income(1). Operating income totaled $30.2 million for the third quarter of 2010, compared to $23.0 million for the third quarter of 2009. Operating income per common share totaled $0.98 in the third quarter of 2010, compared to $0.76 in the third quarter of 2009, an increase of 29 percent. Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group delivered excellent third quarter results with net income of $0.93 per share and operating income of $0.98 per share," said James E. Hohmann, Chief Executive Officer of FBL Financial Group, Inc. "This performance demonstrates solid fundamentals at both Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company and reflects the benefit of actions we have taken to manage the profitability of our business. We remain focused on our strategies of a strong balance sheet and growth in both business and profits."

Capital and Liquidity.

•
The company action level risk based capital ratios of FBL Financial Group's life insurance subsidiaries remained at high levels during the third quarter. The September 30, 2010 company action level risk based capital ratio was approximately 469 percent for Farm Bureau Life Insurance Company and approximately 430 percent for EquiTrust Life Insurance Company.

•
FBL Financial Group does not have any principal payments of debt due until fourth quarter 2011, when $100 million of senior notes is due to affiliates. FBL is evaluating a number of alternatives to satisfy this obligation, including refinancing and utilizing existing excess capital.

•
FBL Financial Group maintains liquidity in the form of cash, short-term investments and U.S. Government and U.S. Government agency backed securities that could be readily converted to cash. These totaled $1.5 billion as of September 30, 2010.

Product Revenues. Premiums and product charges for the third quarter of 2010 totaled $67.1 million compared to $72.5 million in the third quarter of 2009. Traditional life insurance premiums increased three percent and interest sensitive and index product charges decreased 19 percent, primarily due to a reduction in surrender charges on annuity products.

Premiums collected(2) in the third quarter of 2010 totaled $257.7 million compared to $199.3 million in the third quarter of 2009. The Farm Bureau Life distribution channel had third quarter 2010 premiums collected of $143.2 million compared to third quarter 2009 premiums collected of $145.6 million. This reflects a four percent increase in traditional annuity sales, a four percent increase in traditional and universal life insurance sales and a 32 percent decrease in variable sales, reflecting FBL's decision earlier in 2010 to discontinue variable sales. The EquiTrust Life independent channel had $108.3 million of premiums collected in the third quarter of 2010, compared to $47.4 million in the third quarter of 2009, reflecting the company's strategy of measured increases in business volume while maintaining a self-sustaining capital position.

Investment Income. Net investment income in the third quarter of 2010 totaled $182.0 million compared to $180.2 million in the third quarter of 2009. The increase is due to an increase in average invested assets, partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at cost, was 6.03 percent for the nine months ended September 30, 2010, compared to 6.09 percent for the nine months ended September 30, 2009. At September 30, 2010, 95 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Derivative Income. FBL Financial Group reported derivative income of $39.8 million in the third quarter of 2010 compared to derivative income of $49.4 million in the third quarter of 2009. Derivative income includes the impact of the change in value of the underlying market indices on which call options supporting FBL Financial Group's index annuity business are based. At the policy anniversary, gains from call options, if any, are passed on to the policyholder in the form of index credits. In accordance with the accounting rules for derivatives, gains and losses on these call options are generally offset by index credits and a corresponding change in the value of index product embedded derivatives.

Realized Gains/Losses on Investments. In the third quarter of 2010, FBL Financial Group recognized net realized gains on investments of $5.1 million compared to net realized gains on investments of $0.9 million in the third quarter of 2009. The net realized gains on investments of $5.1 million are attributable to gains on sales of $6.5 million and impairments due to credit losses of $1.4 million.

Benefits and Expenses. Benefits and expenses totaled $257.3 million in the third quarter of 2010, a decrease from $284.0 million in the third quarter of 2009, primarily reflecting the change in the value of index product embedded derivatives. Mortality experience was favorable with death benefits totaling $22.7 million in the third quarter of 2010. By its nature, mortality experience can fluctuate from quarter to quarter.

Book Value Increase. As of September 30, 2010, the book value per share of FBL Financial Group common stock totaled $37.82, an increase of 33 percent from $28.49 at December 31, 2009. This reflects positive earnings results as well as continued improvement in the valuation of FBL Financial Group's investment portfolio. Book value per share, excluding accumulated other comprehensive income (loss)(3), increased to $34.05 at September 30, 2010, from $32.38 at December 31, 2009.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, November 5, 2010, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website, www.fblfinancial.com.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL Financial Group underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenues:
Interest sensitive and index product charges	$28,371	$34,915	$88,809	$129,046
Traditional life insurance premiums	38,721	37,576	120,757	116,484
Net investment income	181,974	180,168	539,971	547,009
Derivative income	39,826	49,426	7,877	41,825
Net realized capital gains on sales of investments	6,532	2,494	13,448	37,973

Total other-than-temporary impairment losses	(370)	(8,581)	(58,880)	(88,432)
Non-credit portion in other comprehensive income/loss	(1,063)	6,957	42,331	37,780
Net impairment loss recognized in earnings	(1,433)	(1,624)	(16,549)	(50,652)

Other income	3,562	4,588	10,512	13,835
Total revenues	297,553	307,543	764,825	835,520

Benefits and expenses:
Interest sensitive and index product benefits	117,282	95,360	367,920	319,198
Change in value of index product embedded derivatives	56,598	96,371	24,052	139,052
Traditional life insurance benefits	24,451	23,407	74,205	69,964
Increase in traditional life future policy benefits	10,791	9,991	29,557	29,819
Distributions to participating policyholders	4,193	4,760	13,253	14,738
Underwriting, acquisition and insurance expenses	33,603	43,891	127,204	172,057
Interest expense	6,099	6,116	18,334	19,164
Other expenses	4,310	4,103	13,619	14,583
Total benefits and expenses	257,327	283,999	668,144	778,575
	40,226	23,544	96,681	56,945
Income taxes	(13,530)	(7,802)	(31,996)	(18,528)
Equity income, net of related income taxes	1,955	140	4,257	301
Net income	28,651	15,882	68,942	38,718
Net loss attributable to noncontrolling interest	26	33	79	125
Net income attributable to FBL Financial Group, Inc.	$28,677	$15,915	$69,021	$38,843

Earnings per common share - assuming dilution	$0.93	$0.53	$2.25	$1.29

Weighted average common shares	30,428,091	30,090,494	30,365,458	29,996,104
Effect of dilutive securities	269,207	120,419	274,036	88,239
Weighted average common shares - diluted	30,697,298	30,210,913	30,639,494	30,084,343

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income attributable to FBL. This non-GAAP measure is used for goal setting, determining company-wide short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(Dollars in thousands, except per share data)
Net income attributable to FBL	$28,677	$15,915	$69,021	$38,843
Adjustments:
Net realized gains/losses on investments (a)	(1,567)	1,853	1,804	12,955
Change in net unrealized gains/losses on derivatives (a)	3,077	5,240	4,111	4,883
Operating income	$30,187	$23,008	$74,936	$56,681

Operating income per common share - assuming dilution	$0.98	$0.76	$2.45	$1.88

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues. See Form 10-Q for a reconciliation of traditional life insurance premiums collected.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income (Loss) - Unaudited

	September 30, 2010	December 31, 2009
Book value per share	$37.82	$28.49
Less: Per share impact of accumulated other comprehensive income (loss)	3.77	(3.89)
Book value per share, excluding accumulated other comprehensive income (loss)	$34.05	$32.38

Book value per share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure. Accumulated other comprehensive income (loss) totaled income of $116.5 million at September 30, 2010 and a loss of $118.7 million at December 31, 2009. Since accumulated other comprehensive income (loss) fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30, 2010	December 31, 2009
Assets
Investments	$13,139,435	$11,653,037
Cash and cash equivalents	55,196	11,690
Deferred policy acquisition costs	690,949	1,101,233
Deferred sales inducements	215,952	359,771
Other assets	433,652	431,537
Assets held in separate accounts	705,156	702,073
Total assets	$15,240,340	$14,259,341

Liabilities and stockholders' equity
Liabilities
Policy liabilities and accruals	$11,959,489	$11,518,024
Other policyholders' funds	693,400	681,317
Debt	371,147	371,084
Other liabilities	340,656	115,566
Liabilities related to separate accounts	705,156	702,073
Total liabilities	14,069,848	13,388,064

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	115,410	109,877
Class B common stock	7,522	7,522
Accumulated other comprehensive income (loss)	116,453	(118,730)
Retained earnings	928,042	869,487
Total FBL Financial Group, Inc. stockholders' equity	1,170,427	871,156
Noncontrolling interest	65	121
Total stockholders' equity	1,170,492	871,277
Total liabilities and stockholders' equity	$15,240,340	$14,259,341

Common shares outstanding	30,865,606	30,475,979